Exhibit 10.1

June 22, 2007
EXECUTION  COPY

IN THE UNITED STATES DISTRICT COURT
FOR THE NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

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CENTRAL LABORERS’ PENSION FUND,	)
)
Plaintiff,	)
)
v.	)
)
SIRVA, INC., BRIAN P. KELLEY,	)
JOAN E. RYAN, JAMES W. ROGERS,	)
RICHARD J. SCHNALL, CARL T. STOCKER,	)	No. 04 C-7644
CREDIT SUISSE FIRST BOSTON LLC,	)	Judge Ronald A. Guzmán
GOLDMAN, SACHS & CO.,	)
DEUTSCHE BANK SECURITIES INC.,	)
CITIGROUP GLOBAL MARKETS INC.,	)
J.P. MORGAN SECURITIES INC.,	)
BANC OF AMERICA SECURITIES LLC,	)
MORGAN STANLEY & CO., INCORPORATED,	)
PRICEWATERHOUSECOOPERS LLP, and	)
CLAYTON DUBILIER & RICE, INC.	)
)
Defendants.	)
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SETTLEMENT AGREEMENT

TABLE OF CONTENTS

I.	INTRODUCTION AND DEFINITIONS	4
A.	Procedural History	4
B.	Settlement Discussions and Discovery	7
C.	Settlement Considerations	8
D.	Definitions	9
II.	PAYMENTS PURSUANT TO THE SETTLEMENT	20
A.	The Cash Settlement Fund	20
B.	The Escrow Agent	23
C.	Plan of Allocation	24
D.	Governance Improvements/Initiatives	26
III.	SUBMISSION OF CLAIMS	28
A.	Proof of Claim	28
IV.	NOTICE TO THE SETTLEMENT CLASS	30
A.	Mailing of the Notice	30
B.	Summary Notice	31
C.	Class Action Fairness Act Notices	31
V.	RETENTION OF ADMINISTRATOR	32
VI.	REQUESTS FOR EXCLUSION	33
VII.	OBJECTIONS TO SETTLEMENT	33
VIII.	RELEASE AND WAIVER, AND ORDER OF DISMISSAL	34
IX.	ATTORNEYS’ FEES AND EXPENSES	39
X.	PRELIMINARY APPROVAL ORDER	40
XI.	FINAL APPROVAL AND FINAL JUDGMENT	41
XII.	MODIFICATION OR TERMINATION OF THIS AGREEMENT	41
XIII.	GENERAL MATTERS AND RESERVATIONS	44

This settlement agreement is entered into by Central Laborers’ Pension Fund (“Lead Plaintiff,” individually and in its representative capacity on behalf of a Settlement Class (as defined herein)) and defendants SIRVA, Inc. (“SIRVA”); Brian P. Kelley, Joan E. Ryan, James W. Rogers, Richard J. Schnall, and Carl T. Stocker (collectively, the “Individual Defendants”); Credit Suisse First Boston LLC (currently known as Credit Suisse Securities (USA) LLC), Goldman, Sachs & Co., Deutsche Bank Securities Inc., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, and Morgan Stanley & Co. Incorporated (collectively, the “Underwriter Defendants”); SIRVA’s outside auditor, PricewaterhouseCoopers LLP (“PwC”); and a private equity sponsor, Clayton, Dubilier & Rice, Inc. (“CD&R”) (all defendants together being referred to herein as the “Defendants,” and Lead Plaintiff and Defendants together being referred to herein as the “Parties”);

WHEREAS, a putative class action lawsuit was filed against SIRVA, the Individual Defendants, the Underwriter Defendants, PwC, and CD&R, alleging federal securities law violations on behalf of a class of SIRVA securities purchasers;

WHEREAS, Lead Plaintiff and Defendants jointly retained Antonio Piazza of Gregorio, Haldeman, Piazza, Rotman & Frank (the “Mediator”) to mediate their disputes and, with the Mediator’s assistance, reached a tentative agreement on April 14-15, 2007 on terms for the settlement of this case;

WHEREAS, since reaching the aforementioned tentative agreement, Lead Plaintiff and Defendants have engaged in good-faith efforts to complete the negotiation of the terms of settlement, and have reached a definitive settlement, the terms of which are set forth herein; and

WHEREAS, the settlement of this Action agreed to by Lead Plaintiff and Defendants is subject to approval of the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure;

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED, by and among the Parties, through their duly authorized counsel, that this Action and the matters raised by it hereby will be settled, compromised and dismissed on the merits and with prejudice, on the terms and conditions set forth in this Settlement Agreement and the Release set forth herein, subject to the approval of the Court.

I.      INTRODUCTION AND DEFINITIONS

A.            Procedural History

1.                             In November 2004, shareholders filed two putative class actions against SIRVA and certain of its current and former officers and directors, alleging federal securities law violations:  Central Laborers’ Pension Fund v. SIRVA, Inc., et al., No. 04 C 7644 (the “Central Laborers’ case”), and Hiatt v. SIRVA, Inc., et al., No. 04 C 7532 (the “Hiatt case”).

2.                             On January 25, 2005, plaintiffs in the Hiatt case (the only case then alleging claims under the Securities Act of 1933) voluntarily dismissed their complaint.

3.                             Plaintiff Richard Bassin, represented by Lerach Coughlin Stoia Geller Rudman & Robbins LLP, filed a complaint on February 17, 2005 against SIRVA and certain of its directors and officers in the Circuit Court for St. Clair County, Illinois,

alleging violations of Sections 11 and 15 of the Securities Act of 1933.  Bassin v. SIRVA, Inc., et al., No. 05 L 120 (the “Bassin case”).  On April 28, 2005, all defendants in the Bassin case filed a joint removal petition in the United States District Court for the Southern District of Illinois under the Securities Law Uniform Standards Act (“SLUSA”), 15 U.S.C. § 77v(a).  Bassin v. SIRVA, Inc., et al., No. 05-314-GPM.  Following a motion to transfer the Bassin case to the Northern District of Illinois, that case was consolidated for all purposes with the Central Laborers’ case.

4.                             On May 13, 2005, the plaintiff in the Central Laborers’ case filed a “corrected” complaint alleging, in addition to the previous claims under Section 10 of the Securities Exchange Act of 1934, violations of Sections 11, 12(a)(2) and 15 of the 1933 Act in connection with SIRVA’s initial public offering (“IPO”) and secondary public offering (“SPO”) of SIRVA common stock.

5.                             In an order entered on March 29, 2005, this Court:

a.                             appointed Central Laborers’ Pension Fund as the lead plaintiff in the Action; and

b.                             approved Lead Plaintiff’s selection of Milberg Weiss Bershad & Schulman LLP, later succeeded by Saxena White P.A., as Lead Counsel.

6.                             On or about October 19, 2005, Lead Plaintiff filed a Corrected Amended Class Action Complaint (the “First Amended Complaint”) against SIRVA, the Individual Defendants, the Underwriter Defendants, PwC, and CD&R.

7.                             The First Amended Complaint asserts claims based on Sections 10(b), 20(a) and 20A of the Securities Exchange Act of 1934, and S.E.C. Rule 10b-5, as

well as on Sections 11, 12(a)(2) and 15 of the Securities Act of 1933.  It asserts claims on behalf of a proposed class of all persons and entities (with the exception of the Defendants and certain related persons and entities) who purchased SIRVA stock between November 25, 2003 and January 31, 2005.

8.                             On January 3, 2006, the Defendants filed motions to dismiss the First Amended Complaint.

9.                             In an order entered September 22, 2006, the Court granted Defendants’ motions to dismiss in part and denied them in part.  The Court dismissed all claims relating to alleged manipulation of SIRVA’s insurance reserves, certain claims relating to SIRVA’s European Operations division and to accounting errors, and claims brought under Section 12(a)(2) of the 1933 Act against SIRVA and the Underwriter Defendants.

10.                           On October 23, 2006, Lead Plaintiff filed a Second Amended Complaint in which it endeavored to particularize claims that the Court had dismissed without prejudice in its order of September 22 and that related to alleged manipulation of SIRVA’s insurance reserves.

11.                           On November 14, 2006, SIRVA, the Individual Defendants, and CD&R answered the Second Amended Complaint.  In their respective answers, SIRVA, the Individual Defendants, and CD&R denied that they had engaged in any wrongdoing and asserted numerous affirmative defenses.

12.                           On November 15, 2006, SIRVA, the Individual Defendants and CD&R again moved to dismiss the claims relating to alleged manipulation of SIRVA’s insurance reserves.  Those motions are pending.

13.                           On November 17, 2006, PwC answered the Second Amended Complaint.  In its answer, PwC denied that it had engaged in any wrongdoing and asserted numerous affirmative defenses.

14.                           On November 20, 2006, the Underwriter Defendants answered the Second Amended Complaint.  In their answer, the Underwriter Defendants denied that they had engaged in any wrongdoing, denied that they had violated Section 11 of the 1933 Act, and denied that the Second Amended Complaint set forth a valid claim against them.  The Underwriter Defendants also asserted numerous affirmative defenses, including the defense of due diligence.

15.                           By an order dated January 30, 2007, the Court lifted the PSLRA stay on discovery and permitted full merits discovery to proceed on all allegations in the Second Amended Complaint.

16.                           Following the lifting of the PSLRA stay on discovery, Defendants produced more than 2.5 million pages of documents to Lead Plaintiff.

B.            Settlement Discussions and Discovery

1.                             On March 19, 2007, Lead Plaintiff and Defendants jointly requested that the Court grant a temporary stay of the Action so that the Parties, through a mediator, could determine whether a settlement could be reached.  The Court granted that request.

2.                             On April 14-15, 2007, the Mediator held a mediation session in San Francisco, California, with representatives of Lead Plaintiff, each of the Defendants (except Ryan), and defendant SIRVA’s directors and officers liability insurance carriers.

3.                             Prior to the mediation session, Lead Plaintiff had been advised by various consultants and experts, had received—and was in the process of reviewing—over 2.5 million pages of documents produced by the Defendants in discovery, and had conducted approximately 120 interviews of 83 individuals concerning the matters at issue in this Action.

C.            Settlement Considerations

1.                             Based upon their investigation and evaluation of the facts and law relating to the claims alleged in the Complaint, Lead Plaintiff and Lead Counsel (both of which have extensive experience in securities class action litigation) have agreed to settle the Action pursuant to the terms of this Settlement Agreement after considering, among other things, (i) the substantial benefits to Settlement Class Members under the terms of the Settlement Agreement; (ii) the attendant risks of litigation, especially in complex actions such as this, as well as the difficulties and delays inherent in such litigation; (iii) the desirability of consummating this Settlement Agreement promptly in order to provide effective relief to Settlement Class Members; and (iv) their belief, supported by discovery, that the settlement is fair, reasonable and adequate, and in the best interests of Settlement Class Members.

2.                             The Defendants expressly deny the wrongdoing alleged in all of the Complaints filed in this Action and do not concede any wrongdoing or liability in connection with any facts or claims that have been or could have been alleged against them in the Action, but consider it desirable for the Action to be settled and dismissed because the proposed settlement will (i) bring to an end the substantial expense, burdens and uncertainties associated with continued litigation of the claims made by Lead Plaintiff; (ii) finally put to rest those claims and the underlying matters; and (iii) confer substantial benefits upon each defendant including, without limitation, the avoidance of further expense and disruption of the management and operation of the corporate defendants’ businesses due to the pendency and defense of the Action.

D.            Definitions

1.                             As used in this Settlement Agreement, the following terms have the following meanings:

a.                             “Action” means the case captioned Central Laborers’ Pension Fund v. SIRVA, Inc., et al., No. 04 C-7644, in the United States District Court for the Northern District of Illinois, Eastern Division, together with all cases consolidated therewith as of the Final Settlement Date.

b.                             “Administrator” means the third-party agent or administrator whom the Court shall appoint in the Preliminary Approval Order to implement the Notice, Summary Notice, claims process, administration, and distribution of the Net Cash Settlement Fund, in accordance with the terms of this Settlement Agreement.

c.                             “Affiliate” means an affiliate of, or a person affiliated with, a specific person, and is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

d.                             “Attorneys’ Fees and Expenses Award” means such amounts as may be awarded to Lead Counsel from the Cash Settlement Fund, as provided for in Section IX below, for (1) an award of attorneys’ fees not to exceed one-third (33.33%) of the Cash Settlement Payment; (2) reimbursement of reasonable expenses and costs incurred in connection with prosecuting the Action; and (3) any interest on such attorneys’ fees, costs and expenses at the same rate and for the same periods as earned by the Cash Settlement Fund.

e.                             “Attorneys’ Fees and Expenses Order” means the order to be entered by the Court concerning the Attorneys’ Fees and Expenses Award, as provided for in Section IX .B below.

f.                              “Authorized Claimant” means a Settlement Class Member (or the representative of such Settlement Class Member including, without limitation, agents, administrators, executors, heirs, successors, Affiliates, and assigns) who submits a timely and valid Proof of Claim under the procedures set out in this Settlement Agreement.

g.                             “Cash Settlement Fund” means the fund consisting of the Cash Settlement Payment.

h.                             “Cash Settlement Fund Account” means an interest-bearing account under the control of Lead Counsel into which the Cash Settlement Payment shall be paid, which account shall be maintained as a Qualified Settlement Fund.

i.                              “Cash Settlement Payment” means fifty-three million, three hundred thousand dollars ($53,300,000), which amount shall be paid by or on behalf of certain Defendants, pursuant to Section II.A below.

j.                              “Claim” means any and all actions, causes of action, proceedings, adjustments, executions, offsets, contracts, judgments, obligations, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, variances, covenants, trespasses, damages, demands (whether written or oral), agreements, promises, liabilities, controversies, costs, expenses, attorneys’ fees and losses whatsoever, whether in law, in admiralty or in equity and whether based on any federal law, state law, foreign law or common law right of action or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, suspected or unsuspected, hidden or concealed, accrued or not accrued.

k.                             “Company” means SIRVA.

l.                              “Complaint” means the Second Amended Complaint filed by Lead Plaintiff on October 23, 2006.

m.                            “Court” means the United States District Court for the Northern District of Illinois.

n.                             “Distribution Order” means an order issued by the Court approving any additional fees and expenses to be paid from the Cash Settlement Fund Account, evaluating the Administrator’s determinations and recommendations concerning the acceptance or rejection of all submitted Proofs of Claim, resolving any outstanding disputes regarding submitted Proofs of Claim, and directing Lead Counsel and/or the Administrator to distribute the Net Cash Settlement Fund to all Authorized Claimants.  The motion for a Distribution Order shall be filed by Lead Counsel, with notice to Defendants and after the Final Settlement Date, after the Administrator has processed and evaluated all duly submitted Proofs of Claim, has determined which Proofs of Claim must be reasonably rejected or accepted, and has determined the Recognized Claim (as defined in the Plan of Allocation) to be distributed to each Authorized Claimant whose claim has been duly accepted.

o.                             “Escrow Agent” means Lead Counsel, their successors or their duly authorized agents.  The Escrow Agent shall hold, invest and disburse the Cash Settlement Fund in accordance with the terms set forth in Section II.B below, or a Court order, as applicable.

p.                             “Execution Date” means the date on which this Settlement Agreement has been executed by all Parties.

q.                             “Fairness Hearing” means the hearing at or after which the Court will make a final decision whether to approve this Settlement Agreement pursuant to Fed. R. Civ. P. 23.

r.                              “Family Members” means a natural person’s father, mother, grandfather, grandmother, sister, brother, spouse/partner, son and/or daughter.

s.                             “Final Judgment” means the Court’s order finally approving the settlement and this Settlement Agreement, as contemplated in Section XI of this Settlement Agreement, which shall be substantially in the form and content set out in Exhibit A.

t.                              “Final Settlement Date” means the date on which the Final Judgment becomes final.  For purposes of this definition, the Final Judgment shall become final:

(1)                           if no appeal is taken therefrom, on the tenth day after the time to appeal therefrom (including any extension of time) has expired; or

(2)                           if any appeal is taken therefrom, on the tenth day from the date on which all appeals therefrom, including petitions for rehearing or reargument, petitions for rehearing en banc and petitions for certiorari or any other form of review, have been finally disposed of, such that the time to appeal therefrom (including any extension of time) has expired, in a manner resulting in an affirmance of the Final Judgment.

u.                             “Insurers” shall mean SIRVA’s directors’ and officers’ liability insurance carriers, including National Union Insurance Co. of Pittsburgh, PA, Houston Casualty Company; Twin City Fire Insurance Company, U.S. Specialty Insurance Company, XL Specialty Insurance Company and Illinois National Insurance Company.

v.                             “Investment Decision” means a decision regarding an investment in SIRVA common stock, including, without limitation, a decision to buy, sell or hold SIRVA common stock.

w.                            “Lead Counsel” means Saxena White P.A.

x.                             “Net Cash Settlement Fund” means the Cash Settlement Fund less (i) any Notice and Administration Expenses, (ii) the Attorneys’ Fees and Expenses Award, (iii) the Representative Reimbursement, and (iv) any Tax Expenses.

y.                             “Nominees” means brokerage firms, banks and other institutions that hold SIRVA common stock in street names or other similar fashion for the benefit of other persons.

z.                             “Notice” means the notice to be mailed to Settlement Class Members, which shall be substantially in the form and content set out in Exhibit B-1.

aa.                           “Notice and Administration Expenses” means all expenses associated with the administration of the settlement, including, but not limited to, the expenses associated with printing and mailing the Notice to Settlement Class Members, publishing the Summary Notice, assisting Settlement Class Members with filing Proofs of Claim, processing Proofs of Claim, distributing the Net Cash Settlement Fund, and the Administrator’s fees; provided however, that Notice and Administration Expenses shall not include the fees or expenses of Lead Counsel or any other counsel for Lead Plaintiff or the Settlement Class, or any Tax Expenses.

bb.                          “Plan of Allocation” means the terms and procedures for allocating the Net Cash Settlement Fund among, and distributing the Net Cash Settlement Fund to, Authorized Claimants as set forth in the Notice, or as the Court shall otherwise approve.

cc.                           “Preliminary Approval Order” means the order to be entered by the Court concerning notice and administration and scheduling the Fairness

Hearing, as contemplated in Section X of this Settlement Agreement, which shall be substantially in the form and content set out in Exhibit B.

dd.                          “Proof of Claim” means the claim form that shall be substantially in the form and content set out in Exhibit B-2 and that will be mailed to Settlement Class Members with the Notice, pursuant to which Settlement Class Members will submit a claim under the procedures set out in this Settlement Agreement.

ee.                           “PSLRA” means the Private Securities Litigation Reform Act of 1995, 15 U.S.C. § 78u-4, et seq.

ff.                            “Qualified Settlement Fund” means a fund within the meaning of Treas. Reg. § 1.468B-1.

gg.                          “Releases” means the releases and waivers set forth in Section VIII below.

hh.                          “Released Claims” means any Claim or Unknown Claim, whether arising under any federal, state, or foreign statutory or common law or rule—including, without limitation, any Claim or Unknown Claim for negligence, gross negligence, negligent misrepresentation, indemnification, breach of contract, breach of any duty, or fraud—that has been, could have been, or could be asserted against any of the Releasees at any time by or on behalf of Lead Plaintiff or any Settlement Class Member, in any capacity, in the Action or in any court, tribunal, or other forum of competent jurisdiction, arising out of or related, directly or indirectly, to the purchase, acquisition, exchange, retention, transfer or sale of, or Investment Decision involving, SIRVA common stock during the Settlement Class Period, or to other matters and facts at issue in the Action.  Without limiting the generality of the foregoing, the term Released Claims includes, without limitation, any Claims or Unknown Claims arising out of or relating to:

(1)                           any or all of the acts, failures to act, omissions, facts, events, matters, transactions, occurrences, statements, or representations that have been, could have been or could be directly or indirectly alleged, complained of, asserted, described, or otherwise referred to in this Action;

(2)                           the contents of any prospectus or SEC Filing relating to SIRVA common stock or SIRVA, including the Registration Statements dated November 24, 2003 and June 10, 2004, during or relating to the Settlement Class Period;

(3)                           any forward-looking statement made by any of the Releasees during or relating to the Settlement Class Period that have been, could have been or could be directly or indirectly alleged, embraced, complained of, asserted, described, set forth or otherwise referred to in this Action;

(4)                           any adjustments of financial information of SIRVA during or relating to the Settlement Class Period;

(5)                           any statements or disclosures of any sort made by any of the Releasees during, or relating in any way to, the Settlement Class Period to any person or entity, or to the public at large, regarding, without limitation, SIRVA’s business, its financial condition, its operational results and/or its financial or operational prospects, including, without limitation, any prospectus, press releases and/or press reports, earnings calls, memoranda (whether internally or externally circulated), and presentations to analysts, rating agencies, creditors, banks or other lenders, investment bankers, broker/dealers, investment advisors, investment companies, SIRVA employees, potential investors and/or shareholders;

(6)                           any internal and/or external accounting and/or actuarial memoranda, reports or opinions relating to SIRVA prepared by or for any of the Releasees during, or relating in any way to, the Settlement Class Period;

(7)                           SIRVA’s accounting practices and procedures, internal accounting controls and recordkeeping practices during or relating in any way to the Settlement Class Period;

(8)                           any financial statement, audited or unaudited, and any report or opinion on any financial statement relating to SIRVA that was prepared or issued by or for any of the Releasees during, or relating in any way to, the Settlement Class Period, or on which any Settlement Class Member allegedly relied (directly or indirectly) during the Settlement Class Period in purchasing, acquiring, exchanging, retaining, transferring, selling or making an Investment Decision with respect to SIRVA common stock;

(9)                           any statements or omissions by any of the Releasees as to quarterly or annual results of SIRVA during or relating in any way to the Settlement Class Period;

(10)                         any internal accounting controls or internal audits of SIRVA during or relating in any way to the Settlement Class Period;

(11)                         any purchases, acquisitions, exchanges, sales, transfers or other trading of SIRVA common stock during or relating in any way to the Settlement Class Period by any of the Releasees, or any acts taken by Releasees to finance or pay for such trades, including, but not limited to, any profits made or losses avoided in connection with such transactions; and

(12)                         any or all Claims against an individual Releasee that are based upon or arise out of the Releasee’s (a) status as a director, officer or employee of, or investor in, SIRVA; (b) acts or omissions in his or her capacity as a director, officer or employee of, or investor in, SIRVA; (c) acts or omissions in his or her or its capacity as a private equity sponsor of SIRVA; (d) acts or omissions in his or her or its capacity as an underwriter of SIRVA common stock; or (e) acts or omissions in his or her or its capacity as SIRVA’s outside auditor or provider of actuarial services.

ii.                             “Releasee” means each and every one of, and “Releasees” means all of, the following:  (i) SIRVA, CD&R, PwC, the Underwriter Defendants, the Insurers, and for each and every Releasee, all of their predecessors and present and former parents, subsidiaries and Affiliates, and each and all of their respective past and present directors, managing directors, officers, employees, members, partners, principals, agents, attorneys, advisors, insurers, trustees, administrators, fiduciaries, consultants, representatives, accountants and auditors (including Ernst & Young LLP); and (ii) all investment funds sponsored by CD&R, including, without limitation, Clayton, Dubilier & Rice Fund V Limited Partnership (“CD&R Fund V”) and Clayton, Dubilier & Rice Fund

VI Limited Partnership (“CD&R Fund VI”); and (iii) the Individual Defendants and each of their heirs, executors, trusts, trustees, administrators and assigns.

jj.                             “Representative Reimbursement” means the payments that may be awarded by the Court to be paid to Lead Plaintiff for reimbursement of its reasonable costs and expenses directly relating to its representation of the Settlement Class, as set forth in Section IX below.

kk.                           “Representative Reimbursement Order” means the order that may be entered by the Court concerning the Representative Reimbursement to be paid to Lead Plaintiff, as set forth in Section IX below.

ll.                             “SEC Filing” means any document filed with or submitted to the U.S. Securities and Exchange Commission by or on behalf of SIRVA.

mm.                         “Settlement Agreement” means this Settlement Agreement with its Exhibits, including any subsequent amendments thereto.

nn.                          “Settlement Class” or “Settlement Class Members” means all persons or entities who purchased or otherwise acquired SIRVA common stock through any public offering or on the open market during the Settlement Class Period; provided, however, that “Settlement Class” or “Settlement Class Members” does not include (a) such persons or entities who submit valid and timely requests for exclusion from the Settlement Class in accordance with the procedures set out in Section VI below and described in the Notice; (b) such persons or entities who are Defendants, Family Members of the Individual Defendants, or the legal representatives, heirs, executors, successors, assigns or majority-owned affiliates (including without limitation CD&R

Fund V and CD&R Fund VI) of any such excluded person or entity; or (c) any directors or officers of any such excluded person or entity during the Settlement Class Period.

oo.                          “Settlement Class Period” means the period from November 25, 2003 through January 31, 2005, inclusive.

pp.                          “Summary Notice” means the published notice of the proposed settlement, which shall be substantially in the form of Exhibit B-3 hereto.

qq.                          “Tax Expenses” means (i) all federal, state and local taxes on the income of the monies in the Cash Settlement Fund Account and (ii) expenses and costs incurred in connection with the taxation of the Cash Settlement Fund Account (including, without limitation, expenses of tax attorneys and accountants).

rr.                            “Unknown Claim” means any Claim that any Party does not know or suspect to exist in his, her or its favor at any time on or before the date that such Party’s release becomes effective, and that, if known by him, her, or it, might have affected his, her or its decision to settle or might have affected his, her, or its decision not to request exclusion from the Settlement Class or not to object to the Settlement Agreement, as the case may be.

II.    PAYMENTS PURSUANT TO THE SETTLEMENT

A.            The Cash Settlement Fund

1.                             The following Defendants shall pay, or cause to be paid, their share of the $53.3 million Cash Settlement Payment by check or by wire transfer to the Cash Settlement Fund Account as follows:

a.                             The Insurers, on behalf of SIRVA and the Individual Defendants, shall pay $33.8 million by July 11, 2007 or within fourteen (14) calendar days after the entry of the Preliminary Approval Order, whichever is later;

b.                             PwC shall pay $10 million by July 11, 2007 or within fourteen (14) calendar days after the entry of the Preliminary Approval Order, whichever is later; and

c.                             CD&R shall pay $9.5 million, $4.75 million of which it shall pay by July 11, 2007 or within fourteen (14) calendar days after the entry of the Preliminary Approval Order, whichever is later, and $4.75 million of which CD&R shall pay by August 10, 2007 or forty-five days after the entry of the Preliminary Approval Order, whichever is later.

d.                             The payments identified in Section II.A.1.a-c constitute all payments to be made and no payments shall be owing from any other Defendant.

2.                             It is understood among the Parties that the portion of the Cash Settlement Payment for which SIRVA and the Individual Defendants are responsible is being funded by the Insurers.  SIRVA shall use its best efforts, by separate agreement, to cause the Insurers to advance these proceeds into the Cash Settlement Fund Account.

3.                             Prior to the issuance of the Final Approval Order, Lead Counsel shall use the Cash Settlement Fund Account, without prior approval from Defendants or the Court: (i) to pay all Notice and Administration Expenses; (ii) to compensate the Administrator for services that will be rendered pursuant to entry of the Preliminary Approval Order; and (iii) to pay all Tax Expenses that may be due.  After issuance of the

Final Approval Order, Lead Counsel shall disburse any amounts from the Cash Settlement Fund Account in accordance with the Court’s order.

4.                             The Attorneys’ Fee and Expenses Award and the Representative Reimbursement shall be paid from the Cash Settlement Fund Account, in accordance with Section IX below.

5.                             The Net Cash Settlement Fund shall be distributed to Authorized Claimants pursuant to the Plan of Allocation described in Section II.C below or by further Court order.

6.                             The funds in the Cash Settlement Fund Account shall not be distributed except in accordance with this Settlement Agreement or by order of the Court.

7.                             The Escrow Agent shall take all steps necessary to enable the Cash Settlement Fund Account to be a Qualified Settlement Fund, including, but not limited to, the timely filing of all elections and statements required pursuant to Treas. Reg. §§ 1.468B-0 through 1.468B-5, or any other relevant statutes, regulations or published rulings now or hereafter enacted or promulgated, for all taxable years of the Cash Settlement Fund Account, beginning with the date of its establishment.  The Escrow Agent, on behalf of the Cash Settlement Fund Account, shall file or cause to be filed on a timely basis all required federal, state and local tax returns and shall pay taxes in a manner consistent with its treatment as a Qualified Settlement Fund, as provided in Treas. Reg. §§ 1.468B-0 through 1.468B-5.  The Parties agree that the Cash Settlement Fund Account shall be treated as a Qualified Settlement Fund from the earliest date possible, and hereby agree to any relation-back election required to treat the Cash

Settlement Fund Account as a Qualified Settlement Fund from the earliest date possible.  In no event shall the Defendants or the Insurers have any responsibility whatsoever for filing election or other required statements, or tax returns, the costs associated therewith, the payment of any taxes due, or the expenses of notice or administration of the Cash Settlement Fund Account.  The Defendants and Lead Counsel shall cooperate to the extent necessary to comply with the provisions of this paragraph.

B.            The Escrow Agent

1.                             The Escrow Agent shall accept the Cash Settlement Payment and shall establish and maintain the Cash Settlement Fund Account therefore in its capacity as Escrow Agent pursuant to the terms of the Settlement Agreement.

2.                             The Escrow Agent shall invest the Cash Settlement Fund deposited pursuant to Section II.A.1 hereof in investments backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof and promptly reinvest the proceeds of these instruments as they mature in similar investments.  All risks related to the investment of the Cash Settlement Fund shall be borne by the Cash Settlement Fund.

3.                             Defendants shall not provide supervision, recommendations or advice relating to either the investment of the Cash Settlement Fund Account or the purchase, sale, retention or other disposition of any investment described herein.

4.                             All funds held by the Escrow Agent shall be deemed and considered to be in the custody of the Court, and shall remain subject to the jurisdiction of the Court, until such funds shall be distributed pursuant to the terms of the Settlement Agreement and/or further order(s) of the Court.

5.                             The Escrow Agent shall not disburse the Cash Settlement Fund except as provided in the Settlement Agreement, by order of the Court, or with the written agreement of Defendants’ Counsel.

C.            Plan of Allocation

1.                             Cash distributions to Settlement Class Members shall be made from the Net Cash Settlement Fund pursuant to a Plan of Allocation approved by the Court or by further Court order.

2.                             Settlement Class Members shall look solely to the Net Cash Settlement Fund for settlement and satisfaction of all Released Claims.  Except as expressly provided by this Settlement Agreement, the Court-approved Plan of Allocation, or by order of the Court, no Settlement Class Member shall have any interest in or claim against the Net Cash Settlement Fund or any portion thereof.

3.                             To receive a cash distribution from the Net Cash Settlement Fund pursuant to the Plan of Allocation, a Settlement Class Member must be an Authorized Claimant pursuant to the criteria set out in this Settlement Agreement or by order of the Court.

4.                             Lead Plaintiff shall propose the Plan of Allocation pursuant to which the Net Cash Settlement Fund shall be distributed to Authorized Claimants, shall include such Plan of Allocation in the Notice, and shall seek approval of the Court for such Plan of Allocation.

5.                             This Settlement Agreement does not require that any Plan of Allocation contain particular terms or that any particular Plan of Allocation be approved by the Court.

6.                             Submission, approval, implementation or consummation of the Plan of Allocation shall not be a condition of this Settlement Agreement, and any order or proceeding relating thereto shall not operate to delay, terminate, suspend, or cancel this Settlement Agreement or to affect in any other way its implementation.

7.                             To the extent that any monies remain in the Net Cash Settlement Fund after the Administrator has caused distributions to be made to all Authorized Claimants pursuant to the Plan of Allocation and the Distribution Order, whether by reason of un-cashed distributions or otherwise, such monies shall be distributed or disbursed as ordered by the Court.  Except as set out in Section XII below, in no event shall any of the monies that the Defendants have paid or caused to be paid into the Cash Settlement Fund Account be refunded to the Defendants or to any person or entity who paid any portion thereof on behalf of any Defendant.

8.                             No person shall have any claim against Lead Plaintiff, Lead Counsel, the Administrator, Defendants, counsel for any Defendant, or any Releasee, with respect to or arising out of any distributions or lack thereof made substantially in accordance with any Court-approved Plan of Allocation, this Settlement Agreement or orders of the Court.

9.                             The Defendants, Releasees and/or their respective counsel shall have no role in, responsibility for, or liability with respect to any obligation or activity not delineated herein, including the Plan of Allocation, the form, substance, method or manner of administration, or distribution of the Net Cash Settlement Fund, any tax liability that a Settlement Class Member may incur as a result of this Settlement Agreement or as a result of any action taken pursuant to this Settlement Agreement, the administration or processing of claims, or the allocation of the Net Cash Settlement Fund, including, without limitation, determinations as to the validity of Proofs of Claim, the amounts of claims or distribution of the Net Cash Settlement Fund, or the maintenance of the Cash Settlement Fund Account as a Qualified Settlement Fund.

D.            Governance Improvements/Initiatives

1.                             No later than 30 days after the Court issues the Preliminary Approval Order, SIRVA shall amend its Corporate Governance Guidelines to provide that:

a.                             “Directors are expected to attend all shareholder meetings;” and

b.                             “In an uncontested election, any nominee for director who receives a greater number of votes ‘withheld’ from his or her election than votes ‘for’ such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the shareholder vote.  The Nominating and Governance Committee shall promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board of Directors.  The Board of Directors will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the shareholder vote.  Thereafter, the Board of Directors will promptly disclose its decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K, 10-Q or 10-K (or successors to such forms) filed with or furnished to the Securities and Exchange Commission.

c.                             “Any director who tenders his or her resignation pursuant to this Section shall not participate in the Nominating and Governance Committee’s recommendation or Board of Directors’ action regarding whether to accept the resignation offer.  However, if each member of the Nominating and Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board of Directors whether to accept them.  However, if the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.”

2.                             These amendments shall be maintained in substantially similar form for a period of three years, provided, however, that the Board of Directors has at all times the power and authority to exercise its legitimate business judgment to amend the Corporate Governance Guidelines in accordance with Delaware law.

III.   SUBMISSION OF CLAIMS

A.            Proof of Claim

1.                             Each Settlement Class Member who wishes to participate in a distribution from the Net Cash Settlement Fund must complete and submit a Proof of Claim by first-class mail, postmarked no later than 60 days after the Fairness Hearing or such other date specified by the Court.  The address to which the Proof of Claim must be mailed shall be set out on the Proof of Claim form itself and shall also be printed in the Notice.  If a Settlement Class Member chooses to submit his, her or its Proof of Claim in a manner other than by first-class mail, then it must be actually received at the address on the Proof of Claim form by the date set forth in the Notice, unless that date is extended by order of the Court.

2.                             Each Proof of Claim must be sworn on oath or made subject to the penalties of perjury pursuant to 28 U.S.C. § 1746, and must be supported by such documents and other information as called for in the Proof of Claim.

3.                             The Proof of Claim shall be substantially in the form and content set out in Exhibit B-2.

4.                             The validity of each Proof of Claim will be determined initially by the Administrator in accordance with the Plan of Allocation approved by the Court.  The Administrator shall promptly advise the Settlement Class Member in writing if it determines to reject the Proof of Claim.  None of Lead Counsel, their designees or agents, the Insurers, counsel for any Defendant, nor Defendants themselves shall have any liability arising out of said determination.  In the event a Settlement Class Member disagrees with such determination, he, she or it may submit to the Administrator—within 20 days from the Administrator’s notification—a statement of reasons for contesting the Administrator’s determination along with supporting documentation and a request for review by the Court.  If the dispute cannot be resolved, Lead Counsel shall present the Settlement Class Member’s request to the Court for resolution at such time that Lead Counsel files the motion for a Distribution Order.  The Settlement Class Member shall be responsible for his, her or its own costs, including, without limitation, attorneys’ fees, incurred in pursuing the dispute.

5.                             All initial determinations as to the validity of a Proof of Claim, the calculation of the extent to which each Authorized Claimant will participate in the Net Cash Settlement Fund, the preparation and mailing of distributions to Authorized Claimants, and the distribution of the Cash Settlement Fund and the Net Cash Settlement Fund shall be performed by the Administrator, or such other persons or entities as Lead Counsel may, in their sole discretion, deem necessary or advisable to assist them in the administration of the Settlement Agreement.  Lead Counsel may, but has no obligation to, direct the Administrator to accept a rejected claim that, in Lead Counsel’s discretion, may be deemed timely and valid.

6.                             After the Administrator has completed the administration process, Lead Counsel will apply to the Court, on notice to Defendants’ Counsel, for a Distribution Order approving the Administrator’s determinations concerning the acceptance and rejection of the claims submitted and approving any fees and expenses not previously applied for, including the fees and expenses of the Administrator, and directing payment of the Net Cash Settlement Fund to Authorized Claimants.

7.                             The administration of the Cash Settlement Fund and the Net Cash Settlement Fund, and decisions on all disputed questions of law and fact with respect to the validity of any Proof of Claim, or regarding the rejection or amount of claims, shall remain under the jurisdiction of the Court.  All Parties and Settlement Class Members expressly waive their rights to trial by jury (to the extent any such right may exist) with respect to such determinations.

8.                             Unless otherwise ordered by the Court, any Settlement Class Member who fails to submit a valid and timely Proof of Claim form consistent with the procedures set out in this Section shall be barred from receiving a distribution from the Net Cash Settlement Fund, but shall nevertheless be bound by the Release and all proceedings, orders and judgments in this Action, even if he, she or it has pending, or subsequently initiates, any litigation, arbitration or other proceeding, or has any Claim, against any or all of the Releasees that is a Released Claim.

IV.   NOTICE TO THE SETTLEMENT CLASS

A.            Mailing of the Notice

1.                             Subject to the requirements of the Preliminary Approval Order and within approximately 10 days from the issuance of the Preliminary Approval Order (or as the Court may otherwise direct), Lead Counsel or the Administrator shall cause to be mailed, by first-class mail, postage prepaid, to each person or entity that is a member of the Settlement Class and can be identified by reasonable effort, a copy of the Notice and

Proof of Claim.  SIRVA shall provide, to the extent reasonably practicable and without charge to Lead Plaintiff or the Settlement Class, all information from SIRVA’s transfer records concerning the identity of Settlement Class Members, their last known addresses and their transactions in SIRVA common stock.

2.                             Within ten days of mailing of the Notice, the Administrator shall cause the Notice and Proof of Claim form to be published on its website.

3.                             The Notice shall be substantially in the form and content set out in Exhibit B-1, or as otherwise approved by the Court.

4.                             The Notice shall conform to all applicable requirements of the Federal Rules of Civil Procedure, the United States Constitution (including the Due Process Clause), the PSLRA, the Rules of the Court, and any other applicable law.

B.            Summary Notice

1.                             The Summary Notice shall be substantially in the form and content set out in Exhibit B-3, or as otherwise approved by the Court.

2.                             Within approximately ten days of the mailing of the Notice (or as the Court may otherwise direct), the Administrator shall cause the Summary Notice to be published once in Businesswire.

C.            Class Action Fairness Act Notices

1.                             Not later than ten (10) days after this Settlement Agreement is presented to the Court by motion for its Preliminary Approval, SIRVA shall prepare and send on behalf of all Defendants, as they may agree, any notices that may be required by the Class Action Fairness Act of 2005 as specified in 28 U.S.C. § 1715.  Lead Counsel and Defendants other than SIRVA shall cooperate promptly and fully in the preparation of such notices, including providing SIRVA with any and all information in their possession necessary for the preparation of these notices.  SIRVA shall provide copies of the notices to Lead Counsel and the Defendants for the purpose of implementing the settlement.  Lead Counsel and the Defendants shall not have or assert any claim against SIRVA or any other Defendant regarding the Class Action Fairness Act notification.

2.                             It is understood among the Parties that, pursuant to the requirements of the Class Action Fairness Act, the Fairness Hearing shall not be scheduled until at least 90 days after any required notices are provided.

V.    RETENTION OF ADMINISTRATOR

A.            The Administrator, subject to the Court’s supervision, may perform necessary tasks, including, without limitation, (i) mailing or arranging for the mailing of the Notice to Settlement Class Members; (ii) arranging for publication of the Summary Notice; (iii) answering written inquiries from Settlement Class Members and/or forwarding such inquiries to Lead Counsel or their designee; (iv) providing additional copies of the Notice, upon request, to Nominees or Settlement Class Members; (v) receiving and maintaining any requests for exclusion from the settlement; (vi) receiving and processing Proofs of Claim; (vii) mailing or causing to be mailed to Authorized Claimants their distributions under the Plan of Allocation; and (viii) otherwise assisting Lead Counsel with administration and implementation of the Settlement Agreement.

VI.   REQUESTS FOR EXCLUSION

A.            Any potential Settlement Class Member who wishes to be excluded from the Settlement Class must mail by first-class mail or deliver a written request for exclusion to the Administrator, care of the address provided in the Notice, postmarked or received no later than 10 days before the Fairness Hearing, or as the Court may otherwise direct.  A list of the persons and entities who have validly and timely requested exclusion from the Settlement Class shall be provided by the Parties to the Court at or before the Fairness Hearing.

B.            Any request for exclusion from the Settlement Class shall contain the following information:  (i) name, (ii) address, (iii) telephone number, (iv) number of shares of SIRVA common stock purchased or otherwise acquired during the Settlement Class Period, and (v) the date of each such transaction.

C.            Unless otherwise ordered by the Court, any potential Settlement Class Member who does not serve a timely and valid written request for exclusion from the Settlement Class as provided by this Section VI shall be bound by the Release and by all proceedings, orders and judgments in this Action, even if he, she or it has pending, or subsequently initiates, litigation, arbitration or any other proceeding, or has any Claim, against any or all of the Releasees that is a Released Claim.

VII. OBJECTIONS TO SETTLEMENT

A.            Any Settlement Class Member who wishes to object to the fairness, reasonableness or adequacy of this Settlement Agreement, to any terms of the Settlement Agreement, to the Plan of Allocation, to the proposed Attorneys’ Fees and Expenses

Award, or to any proposed Representative Reimbursement must serve on Lead Counsel and each Defendant’s Counsel, a notice of objection and, if applicable, a notice of intent to appear at the Fairness Hearing, such that they are received no later than 14 days before the Fairness Hearing; provided however, that a potential Settlement Class Member who has requested exclusion from the Settlement Class shall not be entitled to submit an objection.  Lead Counsel shall be responsible for filing with the Court, no later than seven days before the Fairness Hearing, copies of all notices of objection, except any notice which the objector has informed Lead Counsel that he, she or it has elected to withdraw.

B.            Settlement Class Members may file objections and notices of intent to appear at the Fairness Hearing on their own or through attorneys retained at their own expense, as long as they do so no later than 14 days before the Fairness Hearing.

C.            Any Settlement Class Member who fails to comply with any of the provisions of this Section VII shall waive and forfeit any and all rights he, she or it may have to appear separately at the Fairness Hearing and/or object to any aspect of this Settlement Agreement, and shall be bound by all the terms of this Settlement Agreement and by all proceedings, orders and judgments in this Action.

VIII.        RELEASE AND WAIVER, AND ORDER OF DISMISSAL

A.            Without further action by anyone, on and after the Final Settlement Date, Lead Plaintiff and any and all Settlement Class Members, on behalf of themselves, their heirs, executors, administrators, beneficiaries, predecessors, successors, Affiliates, attorneys, and assigns, and any person or entity claiming by or through any of the Settlement Class Members, for good and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, shall be deemed to have, and by operation of law and of the Final Judgment shall have, fully, finally, and forever released, relinquished, settled, and discharged:

1.                             all Released Claims against any or all of the Releasees, including such Released Claims as already have been, could have been or could be asserted in any pending litigation, arbitration, or other proceeding, and whether or not a Proof of Claim has been executed and/or delivered by, or on behalf of, any such Settlement Class Member;

2.                             all claims, damages and liability against any or all of Lead Plaintiff, Lead Counsel, Defendants’ Counsel, and each and every one of the Releasees that relate in any way to any or all acts, omissions, nondisclosures, facts, matters, transactions, occurrences or oral or written statements or representations in connection with or directly or indirectly relating to the initiation, prosecution, defense or settlement of the Action or to this Settlement Agreement; and

3.                             all claims against any or all of the Releasees for attorneys’ fees, costs or disbursements incurred by Lead Counsel or other counsel representing Lead Plaintiff, or other Settlement Class Members, or any of them, in connection with or related in any manner to the Action, the settlement of the Action, or administration of the Action, except to the extent specified in this Settlement Agreement.

B.            Without further action by anyone, on and after the Final Settlement Date, all Defendants, on behalf of themselves and all the Releasees, their heirs, executors, administrators, predecessors, successors, Affiliates, attorneys, and assigns, and any person or entity claiming by or through any of them, for good and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, shall be deemed to have, and by operation of law and of the Final Judgment shall have, fully, finally, and forever released, relinquished, settled, and discharged Lead Counsel and each and every one of the Lead Plaintiff and the Settlement Class Members from any and all Claims and/or Unknown Claims relating in any way to the institution, prosecution or settlement of the Action, or to this Settlement Agreement.

C.            Without further action by anyone, on and after the Final Settlement Date, each of the Defendants, on behalf of itself or himself and all the Releasees for which it is authorized to act, their heirs, executors, administrators, predecessors, successors, Affiliates, attorneys, and assigns, and any person or entity claiming by or through any of them, for good and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, shall be deemed to have, and by operation of law and of the Final Judgment shall have, fully, finally, and forever released, relinquished, settled, and discharged the other Defendants, together with any and all Releasees affiliated with those other Defendants, from any and all Claims and Unknown Claims that they could have asserted against each other relating directly or indirectly to the matters alleged in the Action, including but not limited to (i) any claims for indemnification or contribution arising out of the Action, (ii) any claims for breach of fiduciary duty, (iii) any derivative claims, and (iv) any claims for reimbursement of legal fees or costs incurred in defense of the Action (other than the claims for reimbursement of Joan Ryan referred to in this paragraph); provided that nothing in this paragraph shall act to modify, amend, supersede, discharge, or release the terms of the Underwriting Agreements previously entered into by and between SIRVA and the Underwriter Defendants in connection with SIRVA’s IPO and SPO, including provisions therein relating to indemnification.  Nothing in this paragraph shall act to release or modify any indemnification obligations owed by SIRVA to CD&R or any of the Individual Defendants (including but not limited to, with respect to the Individual Defendants, any indemnification obligations arising under Delaware law or under SIRVA’s Charter or By-laws from and after the Final Settlement Date, and, with respect to CD&R, any indemnification obligations arising under the Indemnification Agreement and the Consulting Agreement both dated March 30, 1998 and the Amended and Restated Consulting Agreement dated January 1, 2001, including any amendments thereto or restatements thereof), except that CD&R shall be deemed to have released and settled any and all Claims and Unknown Claims for indemnification with respect to their obligations pursuant to this Settlement Agreement and with respect to their attorneys’ fees and costs in connection with the Action (including such fees and costs incurred in connection with this Settlement Agreement) and except that Joan Ryan shall be reimbursed for reasonable attorneys’ fees and expenses related to the Action through the Final Settlement Date.

D.            With respect to all the Releases provided in this Section VIII, each individual and entity (and each Settlement Class Member by operation of the Final Judgment) providing such release stipulates and agrees that, by the terms of the Final Judgment, each such individual and entity shall have and be deemed to have waived and relinquished, to the fullest extent permitted by law, any and all provisions, rights and benefits conferred by Section 1542 of the California Civil Code or any federal, state, or foreign law, rule, regulation or common law doctrine that is similar, comparable, equivalent, or identical to, or which has the effect of, Section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the
creditor does not know or suspect to exist in his or her
favor at the time of executing the release, which if known
by him or her must have materially affected his or her
settlement with the debtor.

Notwithstanding the provisions of Section 1542 and any similar provisions, rights and benefits conferred by any law, rule, regulation or common law doctrine of California or in any federal, state or foreign jurisdiction, each individual and entity providing a release in this Section VIII understands and agrees that: (i) he, she or it may hereafter discover facts in addition to or different from those he, she or it now knows or believes to be true with respect to the subject matter of the Claims being released; and (ii) such release is intended to include all Claims and/or Unknown Claims that he, she or it has or may have that relate in any way to any or all acts directly or indirectly relating to the initiation, prosecution, defense or settlement of the Action or to this Settlement Agreement.  Each such individual and entity hereby stipulates and agrees that he, she or it shall have and be deemed to have, on or after the Final Settlement Date, fully, finally and forever settled and released any and all Claims that relate in any way to any or all acts directly or indirectly relating to the initiation, prosecution, defense or settlement of the Action, or to this Settlement Agreement, whether or not they are Unknown Claims.

E.           Notwithstanding the provisions of this Section VIII, nothing in the Final Judgment shall bar any action or claim by any Party to enforce the terms of this Settlement Agreement or the Final Judgment.

F.           The Parties acknowledge, and the Settlement Class Members shall be deemed by operation of the Final Judgment to have acknowledged, that the releases and waivers contained in this Section VIII were separately bargained for and are essential elements of this Settlement Agreement.

IX.   ATTORNEYS’ FEES AND EXPENSES

A.          When the Parties seek from the Court a Final Judgment, Lead Counsel will simultaneously seek an Attorneys’ Fees and Expenses Award and may seek a Representative Reimbursement to be exclusively paid from the Cash Settlement Fund. The Defendants shall neither support nor oppose these requests. Lead Counsel may make additional applications for fees and expenses incurred, should Lead Counsel deem it necessary, and Defendants shall not oppose these requests.

B.          The Attorneys’ Fees and Expenses Award and the Representative Reimbursement shall be paid to Lead Counsel and Lead Plaintiff, respectively, from the Cash Settlement Fund Account immediately upon award—notwithstanding the existence of any timely filed objections thereto, or potential appeal therefrom, or collateral attack on the Settlement or any part thereof—subject to Lead Counsel’s obligation to make appropriate refunds or repayments to the Cash Settlement Fund Account or to the persons or entities who paid such portion of the Cash Settlement Payment (plus accrued interest at the same net rate as is earned by the Cash Settlement Fund Account), as directed by order of the Court or in accordance with this Settlement Agreement, if and when, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the Attorneys’ Fees and Expenses Award is reduced or reversed.

C.          Submission, approval, implementation or consummation of any request for the Attorneys’ Fees and Expenses Award or for a Representative Reimbursement shall not be a condition of this Settlement Agreement, and any order or proceeding relating thereto shall not operate to delay, terminate, suspend, or cancel this Settlement Agreement, or to affect or delay the finality of the Final Judgment.

D.          Submission, approval, implementation or consummation of the Plan of Allocation shall not be a condition of the Attorneys’ Fees and Expenses Award or any Representative Reimbursement, and any order or proceeding relating to the Plan of Allocation shall not operate to delay, terminate, suspend, or cancel the payment of the Attorneys’ Fees and Expenses Award or a Representative Reimbursement.

E.           Neither Defendants nor any Releasees shall be liable or obligated to pay any fees, expenses, costs or disbursements to, or incur any expense on behalf of, any person or entity, either directly or indirectly, in connection with this Action or this Settlement Agreement, except as expressly provided for in this Settlement Agreement.

X.    PRELIMINARY APPROVAL ORDER

A.          As soon as practicable following the execution of this Settlement Agreement, Lead Plaintiff shall submit the Settlement Agreement to the Court and apply for a Preliminary Approval Order, which shall be substantially in the form and content set out in Exhibit B and which is consistent with the substantive provisions of this Settlement Agreement.

XI.   FINAL APPROVAL AND FINAL JUDGMENT

A.          At or after the Fairness Hearing, the Parties shall seek and obtain from the Court a Final Judgment, which shall be substantially in the form and content set out in Exhibit A and which shall be consistent with the substantive provisions of this Settlement Agreement.

XII. MODIFICATION OR TERMINATION OF THIS AGREEMENT

A.          Any of Defendants or Lead Plaintiff may elect, but shall have no obligation, to terminate this Settlement Agreement if (i) the Court, or any appellate court, rejects, modifies or denies approval of any portion of this Settlement Agreement or the proposed settlement that the Parties reasonably and in good faith determine is material, including, without limitation, the definition of the Settlement Class and/or the terms of the Release, or (ii) the Court, or any appellate court, does not enter or substantially affirm, or alters or expands, any substantive portion of the Final Judgment, or any of the Court’s findings of fact or conclusions of law as may be proposed by the Defendants’ Counsel and Lead Counsel, that the Parties reasonably and in good faith believe is material. Lead Plaintiff or Defendants must exercise their right to terminate this Settlement Agreement, as provided in this Section, by providing written notice to all of the Parties within 10 days of the issuance of an order giving rise to the conditions set forth in this Section XII.A.

B.          Notwithstanding the preceding Section XII.A, neither Lead Plaintiff nor Lead Counsel may terminate this Settlement Agreement because of the Attorneys’ Fees and Expenses Award or Representative Reimbursement ordered, or modified, by the Court or any appellate court.

C.          Defendants may elect, but shall have no obligation, to terminate from this Settlement Agreement if persons who meet the definition of Settlement Class Members and are seeking exclusion from the Settlement Class collectively hold shares of SIRVA common stock greater than the percentage set forth in a Supplemental Agreement dated June 22, 2007 (which shall not be filed unless the Court so orders) signed by Lead Counsel and Defendants’ Counsel. Defendants must exercise their right to withdraw from and terminate this Settlement Agreement, as provided in this subsection, by providing written notice to all of the Parties no later than five days prior to the Fairness Hearing.

D.          SIRVA and the Individual Defendants shall be entitled to withdraw and terminate this Settlement Agreement if the Insurers have not caused their share of the Settlement Payment to be deposited in the Cash Settlement Fund Account prior to the Final Settlement Date.

E.           If this Settlement Agreement is terminated pursuant to Section XII.A, C or D, then:

1.                             this Settlement Agreement shall be null and void and shall have no force or effect, and no Party to this Settlement Agreement shall be bound by any of its terms;

2.                             execution of this Settlement Agreement, and all negotiations, statements and proceedings relating to it, shall be without prejudice to the rights of Defendants, Lead Plaintiff or any other Settlement Class Member, all of whom shall be restored to their respective positions existing immediately before the execution of this Settlement Agreement;

3.                             Defendants, Releasees, and their current or former directors, officers, employees, agents, trustees, partners, principals, attorneys, and representatives expressly and affirmatively reserve all defenses, arguments and motions as to all claims that have been or might later be asserted in the Action, including (without limitation) any argument that the Action may not be litigated as a class action;

4.                             Lead Plaintiff and its current and former predecessors, successors, heirs, agents, attorneys, representatives, or assigns expressly and affirmatively reserve all rights as to, and arguments in support of, all claims that have been or might later be asserted in the Action, including (without limitation) any argument concerning class certification;

5.                             neither this Settlement Agreement, nor the fact of its having been made, shall be admissible or entered into evidence for any purpose whatsoever;

6.                             Lead Plaintiff shall within ten (10) days return to the Defendants (but in the case of SIRVA, to the Insurers, in accordance with instructions that they shall provide) any monies (including any interest accrued) in the Cash Settlement Fund Account, less any Notice and Administration Expenses, payments to the Administrator, and Tax Expenses paid or incurred but not yet paid. In the event such monies are returned, they will be divided among CD&R, PwC and the Insurers on a pro rata basis based on the amounts of their respective cash contributions to the Cash Settlement Fund;

7.                             any order or judgment entered after the date of the Execution of this Settlement Agreement will be deemed vacated and will be without any force or effect;

8.                             with respect to any discovery or other deadlines that were pending as of the date of this Settlement Agreement, the Parties shall be restored to their positions as of the date of this Settlement Agreement. No Party shall seek sanctions or other relief against another Party that is inconsistent with this paragraph.

XIII.        GENERAL MATTERS AND RESERVATIONS

A.          The obligation of the Parties to conclude the proposed settlement is and will be contingent upon:

1.                             SIRVA’s and the Individual Defendants’ ability to fund their portion of the Cash Settlement Payment through the agreement with the Insurers;

2.                             occurrence of the Final Settlement Date; and

3.                             any other conditions stated in this Settlement Agreement.

B.          Each attorney executing this Settlement Agreement or any of its Exhibits on behalf of any party hereto represents that he or she has the full authority to do so.

C.          To the extent permitted by law, all agreements and orders entered during the course of this Action relating to the confidentiality of information shall survive the Settlement Agreement.

D.          This Settlement Agreement, together with the Supplemental Agreement dated June 22, 2007, between Lead Plaintiff and Defendants, sets forth the entire agreement between Lead Plaintiff, on the one hand, and Defendants, on the other hand, with respect to its subject matter, and may not be altered or modified except by written instrument executed by Lead Counsel and counsel for each Defendant. In entering into this Settlement Agreement, no Party has relied upon any oral or written representation, warranty, or agreement not set forth expressly herein.

E.           Lead Plaintiff and Defendants agree not to assert in any forum that the Action was brought or defended in bad faith or without a reasonable basis. The Parties hereto shall assert no claims of any violation of Rule 11 or any other provision of the Federal Rules of Civil Procedure or any law or statute relating to the prosecution, defense or settlement of the Action. The Parties agree that the amount paid and the other terms of the Settlement Agreement were negotiated at arm’s length in good faith by the Parties, and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel. The Parties agree to request that, to the extent required by 15 U.S.C. 78u-4(c), the Court find that all Parties have complied with all requirements of Rule 11(b) of the Federal Rules of Civil Procedure.

F.           This Settlement Agreement and the Supplemental Agreement shall be governed by and interpreted according to the law of the State of Illinois, excluding its conflict of laws provisions, except where federal law requires that federal law govern.

G.          The Parties agree that this Court shall have continuing jurisdiction over this Settlement Agreement, and that any action to enforce this Settlement Agreement shall be commenced and maintained only in this Court.

H.          Whenever this Settlement Agreement requires or contemplates that one Party shall or may give notice to the other, notice shall be provided by facsimile or next-

day (excluding Sunday) express delivery service as follows and shall be deemed effective upon such facsimile transmission, or delivery, to the facsimile number or address listed below:

1.                                       If to SIRVA, Kelley or Stocker, then to Richard B. Kapnick, Sidley Austin LLP, One S. Dearborn, Chicago, Illinois 60603, 312-853-7846 phone, 312-853-7036 fax.

2.                                       If to Ryan, then to David W. DeBruin, Jenner & Block LLP, 601 Thirteenth Street, N.W., Suite 1200 South, Washington, D.C. 20005, 202-639-6015 phone, 202-639-6066 fax.

3.                                       If to CD&R, Rogers or Schnall, then to Jeffrey S. Jacobson, Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY 10022, 212-909-6591 phone, 212-909-6836 fax.

4.                                       If to PwC, then to Stuart F. Delery, Wilmer Cutler Pickering Haleand Dorr LLP, 1875 Pennsylvania Avenue, N.W., Washington D.C. 20006-3642, 202-663-6000 phone, 202-663-6363 fax.

5.                                       If to any or all Underwriter Defendant(s), then to Robert Y. Sperling, Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601, 312-558-7941 phone, 312-558-5700 fax.

6.                                       If to Lead Plaintiff, then to Joseph E. White III, Saxena White P.A., 2424 North Federal Highway, Suite 257, Boca Raton, Florida 33431, 561-394-3399 phone, 561-394-3382 fax.

I.            All time periods set forth herein shall be computed in calendar days unless otherwise expressly provided. In computing any period of time prescribed or allowed by this Settlement Agreement or by order of the Court, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, a Sunday or a legal holiday, or, when the act to be done is the filing of a paper in Court, a day on which weather or other conditions have made the office of the Clerk of the Court inaccessible, in which event the period shall run until the end of the next day that is not one of the aforementioned days. As used in this Section, “legal holiday” includes New Year’s Day, the Birthday of Martin Luther King, Jr., Washington’s Birthday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, Christmas Day, and any other day appointed as a federal or Illinois state holiday.

J.           The Parties reserve the right, subject to the Court’s approval, to make any reasonable extensions of time that might be necessary to carry out any of the provisions of this Settlement Agreement.

K.          All Parties agree that this Settlement Agreement was drafted by counsel for the Parties at arm’s length, and that no parol or other evidence may be offered to explain, construe, contradict, or clarify its terms, the intent of the Parties or their counsel, or the circumstances under which the Settlement Agreement was made or executed. There shall be no presumption for or against any Party that drafted all or any portion of this Settlement Agreement.

L.           This Settlement Agreement, offer of this Settlement Agreement and compliance with this Settlement Agreement shall not constitute or be construed as an admission by the Releasees, or any of them individually, of any wrongdoing or liability and any such wrongdoing or liability is expressly denied; nor as an admission by Lead Plaintiff of any lack of merit as to the claims it alleged in this Action. Instead, this Settlement Agreement is to be construed solely as a reflection of the Parties’ desire to facilitate a resolution of the Action and of the Released Claims. The Parties agree that no Party was or is a “prevailing party” in this case. In no event shall the Settlement Agreement, any of its provisions, or any negotiations, statements or court proceedings relating to its provisions in any way be construed as, offered as, received as, used as or deemed to be evidence of any kind in this Action, any other action, or any judicial, administrative, regulatory or other proceeding, except a proceeding to enforce this Settlement Agreement. Without limiting the foregoing, neither this Settlement Agreement nor any related negotiations, statements or court proceedings shall be construed as, offered as, received as, used as or deemed to be evidence or an admission or concession of any liability or wrongdoing whatsoever on the part of any person or entity, including but not limited to Defendants, or as a waiver by Defendants of any applicable defense or as a waiver by Lead Plaintiff or the Settlement Class of any claims, causes of action or remedies other than those Released herein.

M.         No opinion or advice concerning the tax consequences of the proposed settlement to individual Settlement Class Members is being given or will be given by the Defendants, Defendants’ Counsel or Lead Counsel; nor is any representation or warranty in this regard made by virtue of this Settlement Agreement. The Notice will direct Settlement Class Members to consult their own tax advisors regarding the tax consequences of the proposed settlement, and any tax reporting obligations they may have with respect thereto. Each Settlement Class Member’s tax obligations, and the determination thereof, are the sole responsibility of the Settlement Class Member, and it is understood that the tax consequences may vary depending on the particular circumstances of each individual Settlement Class Member.

N.          The Parties, their successors and assigns, and their attorneys undertake to implement the terms of this Settlement Agreement in good faith, and to use good faith in resolving any disputes that may arise in the implementation of the terms of this Settlement Agreement.

O.          The Parties, their successors and assigns, and their attorneys agree to cooperate fully with one another in seeking Court approval of this Settlement Agreement and to use their best efforts to effect the prompt consummation of this Settlement Agreement and the proposed settlement.

P.           This Settlement Agreement may be signed in counterparts, each of which shall constitute a duplicate original. Execution by facsimile or electronically in Portable Document Format shall be fully and legally binding on a Party.

Q.          All Releasees who are not Parties to this Settlement Agreement are intended third-party beneficiaries entitled to enforce and are bound by the terms of the Release set forth in this Settlement Agreement.

Agreed to as of this 22nd day of June, 2007.

/s/ Richard Bradshaw Kapnick Courtney Ann Rosen Matthew Brian Kilby Rebecca D. Ray SIDLEY AUSTIN LLP One South Dearborn Street Chicago, IL 60603 (312) 853-7000	/s/ Marvin A. Miller MILLER LAW LLC 101 North Wacker Suite 2010 Chicago, Illinois 60602 Tel: (312) 525-8320 Fax: (312) 525-8231

Attorneys for Defendants SIRVA, Inc., Brian P. Kelley, and Carl T. Stocker	Liaison Counsel for Lead Plaintiff

/s/ Maya Saxena Joseph E. White III Christopher S. Jones SAXENA WHITE P.A. 2424 N. Federal Highway, Suite 257 Boca Raton, Florida 33431 Tel: (561) 394-3399 Fax: (561) 394-3382

Lead Counsel for Lead Plaintiff

/s/ Howard M. Shapiro Stuart F. Delery Christopher Davies WILMER CUTLER PICKERING HALE AND DORR LLP 1875 Pennsylvania Avenue, N.W. Washington, D.C. 20006 (202) 663-6000	/s/ John H. Hall Steven Klugman DEBEVOISE & PLIMPTON LLP 919 Third Avenue New York, NY 10022 (212) 909-6000

/s/ Peter M. King William H. Jones CANEL, DAVIS & KING 10 South LaSalle Street, Suite 3400 Chicago, IL 60603 (312) 372-4142	/s/ John Conroy Martin Paul Edwin Greenwalt, III SCHIFF HARDIN LLP 233 South Wacker Drive 6600 Sears Tower Chicago, IL 60606 (312) 258-5500

Attorneys for Defendant PricewaterhouseCoopers LLP	Attorneys for Defendants Clayton Dubilier & Rice Inc., James W. Rogers, and Richard J. Schnall

/s/ Robert Y. Sperling Ronald S. Betman David E. Koropp Nicole E. Wrigley WINSTON & STRAWN LLP 35 West Wacker Drive Chicago, IL 60601 (312) 558-5600	/s/ Howard Steven Suskin Keith V. Porapaiboon David W. DeBruin JENNER & BLOCK LLP One IBM Plaza 330 North Wabash Avenue 40th Floor Chicago, IL 60611 (312) 222-9350

Attorneys for Defendants Banc of America
Securities LLC, Goldman, Sachs & Co.,
Citigroup Global Markets Inc., J.P. Morgan
Securities Inc., Credit Suisse First Boston
LLC, Morgan Stanley & Co. Incorporated,
Deutsche Bank Securities Inc.

Attorneys for Defendant Joan E. Ryan